Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is made and entered into as of the 12th day of November, 2008 (the “Effective Date”), by and between INTERLEUKIN GENETICS, INC., a Delaware corporation (“Employer”), and KENNETH S. KORNMAN, an individual (“Employee”).

RECITALS

A.                                   Employer desires to obtain the benefit of the services of Employee and Employee desires to render such services to Employer.

B.                                     The Board of Directors of Employer (the “Board”) has determined that it is in Employer’s best interest to employ Employee and to provide certain benefits to Employee.

C.                                     Employer and Employee desire to set forth the terms and conditions of Employee’s employment with Employer on the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties, intending to be legally bound, agree as follows:

1.                                       Term.   Employer agrees to employ Employee, and Employee agrees to serve Employer, in accordance with the terms of this Agreement, for a term (the “Term”) beginning on March 31, 2009 (the “Term Date”) and continuing for a period of three (3) years thereafter unless earlier terminated in accordance with the provisions hereof.  Prior to the commencement of the Term, Employee’s employment relationship with Employer shall continue to be governed by the Employment Agreement dated March 31, 2006 between the parties.

2.                                       Employment of Employee.

(a)                                  Specific Positions. Employer and Employee hereby agree that, subject to the provisions of this Agreement, Employer will employ Employee and Employee will serve as an employee of Employer. Employee shall have the title and perform the duties set forth on Exhibit A hereto and such other reasonable, usual and customary duties of such office as may be delegated to Employee from time to time by the Board, subject always to the policies as reasonably determined from time to time by the Board.

(b)                                 Promotion of Employer’s Business. During the Term, Employee shall not engage in any business competitive with Employer. Employee agrees to devote his full business time, attention, knowledge, skill and energy to the business, affairs and interests of Employer and matters related thereto, and shall use his best efforts and abilities to promote Employer’s interests; provided, however, that Employee is not precluded from devoting reasonable periods to time required: (i) for serving as a director, committee member or scientific editor of any organization that does not compete with Employer or that does not involve a conflict of interest with Employer; (ii) for managing his personal investments; so long as in either case, such activities do not materially interfere with the regular performance of his duties under this Agreement; or (iii) for delivering scientific lectures in the area of Periodontal Disease and Treatment and such other scientific areas, as shall be approved by the CEO or the Board.

3.                                       Salary.  Employer shall pay to Employee during the Term a base salary (“Base Salary”) of $360,000 per year, payable in equal monthly installments. The Base Salary may be increased (but not decreased) annually at the Employer’s sole discretion throughout the Term on each anniversary of the Term Date, in the sole discretion of the Board.

4.                                       Bonus/Stock Grant.

(a)                                  Bonus. In addition to the Base Salary, Employee shall also be eligible to receive a discretionary annual bonus. The bonus to be awarded, if any, shall be determined by the Board in its sole discretion.

(b)                                 Option Grant.  Subject to approval by the Board’s Compensation Committee, Employee shall be granted an option to purchase 75,000 shares of Employer’s common stock at an exercise price equal to the fair market value (closing price) of such stock on the date of grant.  Such option shall vest and become exercisable with respect to forty percent (40%) of the shares upon the Effective Date, and thereafter an additional twenty percent (20%) of the shares shall vest annually on each of the three anniversaries of the Term Date (not including the Term Date itself), until such option is exercisable in full.  Except as otherwise expressly provided in this Agreement, any options granted to Employee shall be subject to the terms and conditions set forth in the applicable option plan and option agreements.

5.                                       Benefits.

(a)                                  Fringe Benefits. During Employee’s employment by Employer under this Agreement, Employee shall be eligible for participation in and shall be covered by any and all such medical, disability, life and other insurance plans and such other similar benefits available to other executive employees. Employer will pay life insurance premiums annually in the amount of $3,296.00 on a policy for Employee; Employee shall have the right to designate ownership and beneficiary of said policy.

(b)                                 Reimbursements. During Employee’s employment with Employer under this Agreement, Employee shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Employee in performing services hereunder, including all expenses of travel at the request of, or in the service of, Employer provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Employer.  All expense reimbursements and in kind benefits provided under this Section 5(b) or elsewhere in this Agreement will be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code § 409A”), including, where applicable, the requirement that: (i) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iii) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(c)                                  Vacation. During Employee’s employment with Employer hereunder, Employee shall be entitled to an annual vacation leave of four (4) weeks at full pay, which shall be adjusted in accordance with the vacation policy generally applicable to employees of the Employer.

6.                                       Termination.

(a)                                  Termination for Cause. Employer shall have the right, exercisable immediately upon written notice, to terminate Employee’s employment for “Cause.”

(i)                                     Definition of Cause. As used herein, “Cause” means any of the following: (A) habitual drunkenness under the influence of alcohol by Employee or illegal use of narcotics; (B) Employee is convicted by a court of competent jurisdiction, or pleads “no contest” to, a felony or any other conduct of a criminal nature (other than minor traffic violations) by Employee; (C) Employee engages in fraud, embezzlement, or any other illegal conduct; (D) Employee imparts confidential information relating to Employer or its business to competitors or to other third parties other than in the course of carrying out Employee’s duties; (E) Employee refuses to perform his duties hereunder or otherwise breaches any covenant, warranty or representation of this Agreement or Employee’s Non-Disclosure and Confidentiality Agreement, and, except for any conduct described in clauses (A) through (D) of this Section 6(a)(i), fails to cure such breach (if such breach is then capable of being cured) within ten (10) business days following written notice thereof specifying in reasonable detail the nature of such breach, or if such breach is not capable of being cured in such time, a cure shall not have been diligently initiated within such ten (10) business day period.

(ii)                                  Effect of Termination. Upon termination in accordance with this Section 6(a), Employee shall be entitled to no further compensation hereunder other than the Base Salary and other benefits accrued hereunder through, but not including, the effective date of such termination. Employer’s exercise of its right to terminate for Cause shall be without prejudice to any other remedy to which it may be entitled at law, in equity or under this Agreement.

(b)                                 Voluntary Termination. Employee may terminate his employment at any time by giving no less than thirty (30) days’ written notice to Employer.

(i)                                     No Reason. Upon termination in accordance with this Section 6(b), except as otherwise provided in Section 6(b)(ii), below, Employee shall be entitled to no further compensation hereunder other than the Base Salary and other benefits accrued hereunder through, but not including, the effective date of such termination.

(ii)                                  Good Reason. Notwithstanding anything to the contrary in Section 6(b)(i) above, if Employee terminates his employment under this Section 6(b) for Good Reason (as defined below), Employee shall be entitled to receive from Employer all of the compensation and benefits provided for in

Section 6(e) below. As used herein, “Good Reason” means any of the following: (A) the assignment to Employee of duties materially inconsistent with those of other employees of Employer in like positions where Employee provides written notice to Employer within six (6) months of such assignment that such duties are materially inconsistent with those duties of similarly situated employees and Employer fails to release Employee from his obligation to perform such inconsistent duties within twenty (20) business days after Employer’s receipt of such notice; or (B) a failure by Employer to comply with any other material provision of Sections 3 through 5, inclusive, of this Agreement which has not been cured within fifteen (15) business days after written notice of such noncompliance has been given by Employee to Employer, or if such failure is not capable of being cured in such time, a cure shall not have been diligently initiated by Employer within such fifteen (15) business day period.

(c)                                  Termination Due to Death or Disability. This Agreement shall automatically terminate upon the death of Employee. In addition, if Employee is unable to perform the essential functions of his job with or without a reasonable accommodation because of a physical or mental impairment for a period of six (6) months, Employer may terminate Employee’s employment upon written notice to Employee. Upon termination in accordance with this Section 6(c), Employee (or Employee’s estate, as the case may be) shall be entitled to no further compensation hereunder other than the Base Salary and other benefits accrued hereunder through, but not including, the date of death or, in the case of disability, the date of termination.

(d)                                 Termination Upon Cessation of Business. Employer shall have the right to immediately terminate Employee’s employment under this Agreement upon a “Cessation of Business.”  For purposes of this Agreement, a “Cessation of Business” shall mean Employer’s ceasing to operate in the ordinary course of business, whether by dissolution, liquidation, sale of assets, consolidation, merger or otherwise, in connection with, pursuant to or arising out of a good faith determination by the Board that the continuing operation of the business in its ordinary course is reasonably likely to render Employer unable to meet its liabilities as they mature. Upon termination in accordance with the Section 6(d), Employee shall be entitled to no further compensation hereunder other than the Base Salary and other benefits accrued hereunder through, but not including, the effective date of such termination. If Employee is so terminated by Employer pursuant to this Section 6(d) during the Term, Employer shall (i) pay to Employee the Base Salary, and (ii) provide the same health insurance benefits to which Employee was entitled hereunder, in each case (i.e., the Base Salary and health insurance benefits), until the earlier to occur of (A) the expiration of the remaining portion of the Term, or (B) the expiration of the three (3) month period commencing on the date Employee is terminated. Employer may make such payments in accordance with its regular payroll schedule or in a single lump sum payment in its sole discretion.

(e)                                  Termination Without Cause. Employer shall have the right, exercisable upon 30 days’ prior written notice, to terminate Employee’s employment under this Agreement for any reason other than set forth in Sections 6(a), (c) and (d) above, at any time during the Term. If Employee is so terminated by Employer pursuant to this Section 6(e) during the Term, Employer shall (i) pay to Employee the Base Salary, and (ii) provide the same health insurance benefits to which Employee was entitled hereunder, in each case (i.e., the Base Salary and health insurance benefits), until the earlier to occur of (A) the expiration of the remaining portion of the Term, or (B) the expiration of the twelve (12) month period commencing on the date Employee is terminated. Employer shall make such payments in accordance with its regular payroll schedule in effect as of the Effective Date.

(f)                                    Options. Upon the expiration of the term of this Agreement, Employee shall be entitled to receive from Employer all of the compensation and benefits provided for in Section 6(e). In addition, in accordance with Employee’s existing stock option arrangements, if Employee’s employment terminates pursuant to Section 6(b)(ii) or Section 6(e) or if Employee’s employment terminates as a result of the expiration of the Term, then the period during which Employee may exercise all stock options granted to him by the Company shall be extended until the earliest of: (i) two (2) years, (ii) the tenth (10th) anniversary of the grant of the stock option, or (iii) the date the stock option expires under the terms of the underlying plan.

7.                                       Publicity.  During the Term and for a period of twelve (12) months thereafter, Employee shall not, directly or indirectly, originate or participate in the origination of any publicity, news release or other public announcements, written or oral, whether to the public press or otherwise, relating to this Agreement, to any amendment hereto, to Employee’s employment hereunder or to Employer, without the prior written approval of Employer.

8.                                       Restrictive Covenants.

(a)                                  Non-Competition. In consideration of the benefits of this Agreement, including Employee’s access to and limited use of proprietary and confidential information of Employer, as well as training, education and experience provided to Employee by Employer directly and/or as a result of work projects assigned by Employer with respect thereto, Employee hereby covenants and agrees that during the Term and for a period of twelve (12) months following termination of Employee’s employment, regardless of how such termination may be brought about, Employee shall not, directly or indirectly, as proprietor, partner, stockholder, director, officer, employee, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control, of any entity which engages anywhere in the world in any business activity which is competitive to current business activities in which Employer participates during Employee’s employment with Employer, or take any action in preparation to do any of the foregoing; provided, however, the foregoing shall not, in any event, prohibit Employee from purchasing and holding as an investment not more than 1% of any class of publicly traded securities of any entity which conducts a business in competition with the business of Employer, so long as Employee does not participate in any way in the management, operation or control of such entity. It is further recognized and agreed that, even though an activity may not be restricted under the foregoing provision, Employee shall not during the Term and for a period of twelve (12) months following termination of his employment, regardless of how such termination may be brought about, provide any services to any person or entity which may be used against, or is or may be in conflict with the interests of, Employer or its customers or clients.

(b)                                 Confidentiality.  Employee expressly acknowledges and agrees that the Non-Disclosure and Confidentiality Agreement dated March 31, 2006 between the parties shall remain in full force and effect, and reaffirms that he will continue to be bound by the terms and conditions of such Non-Disclosure and Confidentiality Agreement.

(c)                                  Customer Lists; Non-Solicitation. In consideration of the benefits of this Agreement, including Employee’s access to and limited use of proprietary and confidential information of Employer, as well as training, education and experience provided to Employee by Employer directly and/or as a result of work projects assigned by Employer with respect thereto, Employee hereby further covenants and agrees that for a period of twelve (12) months following the termination of Employee’s employment, regardless of how such termination may be brought about, Employee shall not, directly or indirectly, (i) use or make known to any person or entity the names or addresses of any clients or customers of Employer or any other information pertaining to them, (ii) call on for the purpose of competing, solicit, take away or attempt to call on, solicit or take away any clients or customers of Employer on whom Employee called or with whom he became acquainted during his employment with Employer, nor (iii) recruit or attempt to recruit or hire or attempt to hire any employees of Employer.

(d)                                 Judicial Reformation. Employee acknowledges that, given the nature of Employer’s business, the covenants contained in Section 8 establish reasonable limitations as to time, geographic area and scope of activity to be restrained and do not impose a greater restraint than is reasonably necessary to protect and preserve the goodwill of Employer’s business and to protect its legitimate business interests. If, however, Section 8 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of it being too extensive in any other respect or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographic area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court.

(e)                                  Affiliates. When used in this Section 8, the term “Company” includes Interleukin Genetics, Inc. and all affiliates, parents, and subsidiaries of Interleukin Genetics, Inc.

9.                                       Miscellaneous.

(a)                                  Withholdings. All payments to Employee hereunder shall be made after reduction for all federal, state and local withholding and payroll taxes, all as determined under applicable law and regulations, and Employer shall make all reports and similar filings required by such law and regulations with respect to such payments, withholdings and taxes.

(b)                                 Taxation. Employee acknowledges and agrees that Employer does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code § 409A. This Agreement will be interpreted and administered in accordance with the applicable requirements of, and exemptions from, Code § 409A in a manner consistent with Treas. Reg. § 1.409A-1(c). To the extent payments and benefits are subject to Code § 409A, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of: (i) Code § 409A(a)(2), (3) and (4); (ii) Treas. Reg. § 1.409A-1 et seq.; (iii) transitional relief under IRS Notice 2007-86; and (iv) other applicable authority issued by the Internal Revenue Service and the U.S. Department of the Treasury.  Notwithstanding the foregoing, Employer and Employee agree that both will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code § 409A, or any successor statute, regulation and guidance thereto; provided, that no such amendment shall increase the total financial obligation of Employer under this Agreement.

(c)                                  Succession. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. The obligations and duties of Employee hereunder shall be personal and not assignable.

(d)                                 Notices. Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted overnight express delivery or by facsimile to and received by the party to whom such notice is intended (provided the original thereof is sent by mail, in the manner set forth below, on the next business day after the facsimile transmission is sent), or in lieu of such personal delivery or overnight express delivery or facsimile transmission, on receipt when deposited in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable party at the address set forth below such party’s signature to this Agreement. The parties may change their respective addresses for the purpose of this Section 9(c) by giving notice of such change to the other parties in the manner which is provided in this Section 9(c).

(e)                                  Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter, including but not limited to the Employment Agreement dated December 1, 1999, as amended, and, as of the Term Date, the Employment Agreement dated March 31, 2006.

(f)                                    Headings. The headings of Sections herein are used for convenience only and shall not affect the meaning of contents hereof.

(g)                                 Waiver; Amendment. No provision hereof may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by the parties hereto.

(h)                                 Severability. If any of the provisions of this Agreement shall be held unenforceable by the final determination of a court of competent jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, such provision or provisions shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only to the extent required by the law of that jurisdiction.

(i)                                     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

(j)                                     Arbitration. Except for the provisions of Sections 7 and 8 with regard to which Employer expressly reserves the right to petition a court directly for injunctive or other relief, any dispute arising out of or relating to this Agreement, or the breach, termination or the validity hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. THE ARBITRATOR OR ARBITRATORS ARE NOT EMPOWERED TO AWARD DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (INCLUDING REASONABLE ATTORNEYS FEES AND EXPERT WITNESS FEES) AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO RECOVER SUCH DAMAGES (INCLUDING, WITHOUT LIMITATION, PUNITIVE DAMAGES) IN ANY FORUM. The arbitrator or arbitrators may award equitable relief in those circumstances where monetary damages would be inadequate. The arbitrator or arbitrators shall be required to follow the applicable law as set forth in the governing law section of this Agreement. The arbitrator or arbitrators shall award reasonable attorneys fees and costs of arbitration to the prevailing party in such arbitration.

(k)                                  Equitable Relief. In the event of a breach or a threatened breach by Employee of any of the provisions contained in Sections 7 or 8 of this Agreement, Employee acknowledges that Employer will suffer irreparable injury not fully compensable by money damages and, therefore, will not have an adequate remedy available at law. Accordingly, Employer shall be entitled to obtain such injunctive relief or other equitable remedy from any court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual, without having to post bond. The foregoing shall be in addition to and without prejudice to any other rights that Employer may have under this Agreement, at law or in equity, including, without limitation, the right to sue for damages.

(l)                                     Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first set forth above.

Employer:

INTERLEUKIN GENETICS, INC.

By	/s/ Lewis H. Bender
Lewis H. Bender

Its	Chief Executive Officer

Employee:

/s/ Kenneth S. Kornman, D.D.S., Ph.D.
Kenneth S. Kornman, D.D.S., Ph.D.

EXHIBIT A

DESCRIPTION OF JOB

Title:

President and Chief Scientific Officer

Duties and Responsibilities:

1.                                       Assist CEO to plan overall corporate strategy.

2.                                       Review external research directed at discovering new technology to be commercialized by Employer.

3.                                       Guide Employer’s internal and external product development programs with and without partners.

4.                                       Other activities as designated by the CEO.

5.                                       Participate in activities related to protection of intellectual property, including managing outside patent counsel.

6.                                       Represent company in trade organizations, e.g., Personalized Medicine Coalition.

7.                                       Present at partner conferences, e.g., Alticor training conferences such as Achievers.

8.                                       Manage and confer with Scientific Advisory Board members.

9.                                       Provide monthly reports and routine updates to CEO.

10.                                 Work to achieve performance goals and objectives.